Exhibit 10.2
OSI PHARMACEUTICALS, INC.
CONSULTING AND CONFIDENTIAL DISCLOSURE AGREEMENT
     This Consulting and Confidential Disclosure Agreement (“Agreement”) is effective as of the date of the last party to sign below (“Effective Date”) by and between OSI Pharmaceuticals, Inc., a Delaware corporation (together with its subsidiaries, “OSI”), having executive offices at 41 Pinelawn Road, Melville, New York 11747, and Daryl Granner, M.D., an individual (“Consultant”).
1. Nature of Consulting Services. Consultant will provide advisory services to OSI with respect to strategy regarding its diabetes and obesity research and development programs and general corporate initiatives (the “Services”).
2. Delivery of Consulting Services. Consultant will carry out the Services to the best of Consultant’s ability in a professional manner consistent with industry standards, in accordance with the standard of care customarily observed with regard to such services in Consultant’s profession and using the Consultant’s expertise and creative talents. Consultant will perform Services in a timely manner and at a location, time and place that Consultant deems appropriate. Consultant will perform the Services in compliance with all applicable laws, rules and regulations.
3. Compensation and Reimbursement.
     (a) In consideration of Consultant’s services hereunder, OSI will pay to Consultant a fee at the rate of seventy five thousand dollars ($75,000) per annum pro rated for the term of the Agreement (i.e., six thousand two hundred fifty dollars ($6,250) per calendar month). Fees shall be payable to Consultant on a monthly basis in arrears.
     (b) OSI will reimburse Consultant for travel and other out-of-pocket expenses reasonably and properly incurred by Consultant in the course of performing services under this Agreement; provided, however, that Consultant provides OSI with appropriate receipts and other relevant documentation for all such costs as part of any request by Consultant for reimbursement. Notwithstanding the foregoing, Consultant shall obtain the prior written consent of OSI for any expenses that will exceed, in the aggregate, more than $2,500.
4. Confidentiality.
     (a) “Confidential Information” means confidential or proprietary information of OSI either disclosed orally, graphically, in writing, or in electronic or other form to or otherwise learned by Consultant under this Agreement or that should reasonably be known to be confidential or proprietary to OSI, including but not limited to information relating to OSI’s: research, development, preclinical and clinical programs, data and results; pharmaceutical or biologic candidates and products; inventions, works of authorship, trade secrets, processes, conceptions, formulas, patents, patent applications and licenses; intellectual property rights; business, product, marketing, sales, scientific and technical strategies, programs and results, including costs and prices; suppliers, manufacturers, customers, market data, personnel, and consultants; and other confidential matters related to OSI.
     (b) Subject to Section 4(c), until ten (10) years after the expiration or termination of this Agreement, Consultant:
          (i) shall not use Confidential Information for its own benefit or the benefit of any third party except solely for the purpose of performing Services;
          (ii) shall hold Confidential Information in strictest confidence and shall not disclose Confidential Information to others, except to its employees or agents who require

Confidential Information solely for the purpose of performing Services and who are subject to binding obligations of confidentiality and restricted use at least as protective as those of this Agreement;
          (iii) shall protect the confidentiality of Confidential Information using at least the same level of efforts and measures used to protect its own confidential information, and at least commercially reasonable efforts and measures, including without limitation limiting access to Confidential Information commensurate with performance of the Services and keeping adequate records of those with access to Confidential Information and of all uses or dispositions of Confidential Information; and
          (iv) shall notify OSI as promptly as practicable of any unauthorized use or disclosure of Confidential Information.
     (c) Consultant’s obligations under Section 4(b) shall not apply to any Confidential Information that:
          (i) Consultant knew prior to learning it under this Agreement, as demonstrated by written records predating the date it was learned under this Agreement (unless learned from OSI or a third party under a binder of confidentiality);
          (ii) is now, or becomes in the future, publicly available other than by an act or omission of Consultant; or
          (iii) a third party discloses to Consultant as a matter of right, without any restriction on disclosure, and without any breach of any direct or indirect obligation of confidentiality to OSI, as shown by Consultant’s written records contemporaneous with such third party disclosure.
     (d) Notwithstanding other provisions of this Agreement, Consultant may disclose Confidential Information to the extent and to the persons or entities required under applicable governmental law, rule, regulation or order, provided that Consultant (i) first gives prompt notice of such disclosure requirement to OSI so as to enable OSI to seek any limitations on or exemptions from such disclosure requirement and (ii) reasonably cooperates at OSI’s request in any such efforts by OSI.
     (e) Upon the earlier of the completion of the Services or OSI’s request for any reason at any time, Consultant will (i) immediately cease all use of Confidential Information and notify OSI and (ii) promptly, at OSI’s instruction, either return to OSI or destroy all Confidential Information, including any copies, extracts, summaries, or derivative works thereof, and certify in writing to OSI the completion of such return and/or destruction.
     (f) OSI retains all right, title and interest in and to Confidential Information. This Agreement gives Consultant no right or license to any Confidential Information or any intellectual property or other rights owned by or licensed to OSI, by implication or otherwise, except the right to use Confidential Information solely for performance of Services. OSI may freely transfer, disclose and/or use Confidential Information for its or others’ purposes.
     (g) Consultant acknowledges that any actual or threatened breach of this Section 4 will cause OSI immediate and irreparable harm that cannot be adequately compensated by monetary damages, and Consultant therefore agrees that OSI shall have the right to secure equitable and injunctive relief under this Agreement in addition to any other remedies that may be legally available.
5. Representation and Warranties. Consultant represents and warrants to OSI that:
     (a) Consultant has the full right, power and authority to enter into this Agreement and perform its obligations hereunder without the consent of any third party and without breach of any agreements with or obligations to any third party;
     (b) Consultant has not entered and will not enter into any agreement with or obligation to a third party (e.g., a university or corporation) inconsistent, incompatible, or conflicting with its obligations under this Agreement; and
     (c) Consultant will inform OSI immediately of any contracts or subject matter with which Consultant or, if Consultant is an individual, members of Consultant’s family are engaged in, that may in any way raise a conflict of interest between Consultant and OSI.
6. Indemnification. Each party will defend, indemnify and hold harmless the other party, its officers, directors, employees and agents from and against any and all losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees) (“Losses”) directly caused by or resulting from a material breach of this Agreement by such party, except to the extent such Loss was caused by the gross negligence or willful misconduct of the party (including its officers, directors, employees and agents) seeking indemnification. Each party will notify the other party promptly upon learning of a claim, demand, suit, or proceeding that might give rise to a Loss, and the potentially indemnifying party may control defense and settlement thereof provided it does so diligently, in good faith and using reasonably experienced counsel with expertise in the relevant field. The potentially indemnified party will reasonably cooperate in such defense and/or settlement at the potentially indemnifying party’s request and expense and may participate at its own expense using its own counsel.
7. Term and Termination.
     (a) The initial term of this Agreement shall commence on the Effective Date and expire on the first anniversary of the Effective Date unless extended by mutual agreement of the parties or earlier terminated under this Section 7.
     (b) Consultant may terminate this Agreement for a material breach by OSI upon thirty (30) days’ written notice specifying the breach unless such breach is cured within such 30-day period.
     (c) OSI may terminate this Agreement at any time and for any reason or no reason, upon written notice to Consultant.
     (d) Expiration or termination of this Agreement shall not affect accrued rights or obligations of the parties. Sections 4, 5, 6, 7 and 8 shall survive termination or expiration of this Agreement.
8. General.
     (a) This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, regardless of any choice of law principles. The parties will submit any dispute or claim arising under this Agreement to the exclusive jurisdiction of the U.S. federal or New York state courts within the New York counties of New York or Nassau, and the parties hereby submit to, and waive any objection to, personal jurisdiction and venue in such courts for such purpose.
     (b) Any purported assignment or delegation by Consultant of this Agreement in whole or in part without the prior written consent of OSI shall be void. OSI has the unconditional right to assign this Agreement if there is no resulting material change in the scope of the Services. This Agreement shall be binding upon the parties, their successors and their permitted assigns.
     (c) All notices under this Agreement shall be in writing and shall be deemed given upon personal delivery, delivery by internationally- or nationally-recognized bonded courier service, or seven (7) days after sending by certified or registered mail, postage prepaid and return receipt requested, to the following addresses of the respective parties or such other address as given by notice under this Section 8(c):

OSI:	OSI Pharmaceuticals, Inc. At the address set forth at the beginning of this Agreement Attention: General Counsel

Consultant:	Daryl Granner, M.D. At the address on file with OSI
     (d) During the term of this Agreement, Consultant agrees to abide by the terms of OSI’s Statement of Company Policy on Securities Trades By Company Personnel and Directors, a copy of which has been previously furnished to Consultant.
     (e) During the term of this Agreement, Consultant will not (i) improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and (ii) bring onto the premises of OSI any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
     (f) Consultant recognizes that OSI has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on OSI’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s work for OSI consistent with the OSI’s agreement with such third party.
     (g) No amendment to, or waiver of right under, this Agreement is effective unless in writing signed by authorized representatives of the parties. No waiver by a party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by a party of any right under this Agreement shall be construed as a waiver of any other right. If any provision of this Agreement is judicially or administratively determined to be unenforceable, the provision will be reformed to most nearly approximate the parties’ original intent, but otherwise this Agreement will continue in full force and effect.
     (h) Consultant’s relationship with OSI will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of OSI and is not authorized to make any representation, contract, or commitment on behalf of OSI. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. If Consultant is a natural person, (i) Consultant will not be entitled to any of the benefits that OSI may make available to OSI employees, such as group insurance, profit-sharing or retirement benefits, (ii) OSI will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law, and (iii) OSI will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf; provided however, that nothing in this Section 8(h) shall affect any benefits that Consultant is entitled to (including without limitation, any retirement benefits) as a result of his prior service as a director of OSI. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement, and will defend, indemnify and hold harmless OSI from and against any and all such taxes or contributions, including penalties and interest.

     (i) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CONSULTANT		OSI PHARMACEUTICALS, INC.

By:	/s/ D. K. Granner	By:	/s/ Colin Goddard

	Name: Daryl Granner, M.D.		Name: Colin Goddard, Ph.D.
Title: Chief Executive Officer

Date: June 30, 2009		Date: 26-June-2009